EXHIBIT 10(o)

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into as of February 10, 2004 by and between Furniture Brands International, Inc., a Delaware corporation (“Furniture Brands”) and John T. Foy (“Foy”).

        WHEREAS,   Foy has been serving as President and Chief Executive Officer of Lane Furniture Industries, Inc. and has recently been elected President and Chief Operating Officer of Furniture Brands; and

        WHEREAS,   Furniture Brands and Foy wish to enter into a new Employment Agreement to supersede the existing Employment Agreement between Foy and Lane Furniture Industries, Inc. dated April 29, 1997;

        NOW THEREFORE,   in accordance with the authority granted by the Furniture Brands Board of Directors on January 29, 2004, and for good and valuable consideration the parties covenant and agree as follows:

    1.     Employment.    Furniture Brands agrees to employ Foy as President and Chief Operating Officer during the period beginning February 10, 2004 and ending December 31, 2005 (the “Employment Period”), subject to extension as herein provided, and Foy agrees to serve Furniture Brands in such capacities during the Employment Period, subject to the direction and control of the Furniture Brands Board of Directors, all upon the following terms:

a.	During the Employment Period Foy will receive a base salary not less than $530,000 per year and a target incentive bonus of not less than 85% of base salary under the Furniture Brands Executive Incentive Plan, all subject to review by the Executive Compensation and Stock Option Committee of the Furniture Brands Board of Directors at its meeting in January of each subsequent year; and

b.	Foy shall be entitled to participate in all pension and welfare benefit plans, all incentive, savings and retirement plans, practices, policies and programs applicable to other key Furniture Brands executive employees.

Furniture Brands’ failure, without Foy’s consent, to comply with the terms and conditions of employment as set forth in this Section 1 shall constitute “Good Reason” for Foy to terminate his employment with Furniture Brands.

    2.    Best Efforts.    Foy agrees during the Employment Period to devote his best efforts and substantially all of his business time and attention to Furniture Brands’ business. Foy agrees he will perform such executive duties for Furniture Brands and for Furniture Brands’ subsidiaries relating to its business as the Furniture Brands Board of Directors may reasonably direct.

    3.     Term.

a.

Foy may, in his discretion, and subject to the approval of the Board of Directors, extend the Employment Period for successive one year terms, beginning on January 1, 2006 and each January 1 thereafter, by giving notice of such extension not later than the October 1 which is 15 months prior to the end of the then-expiring term. For example, Foy may extend the Employment Period for the period January 1, 2006 through December 31, 2006 by giving notice thereof on or before October 1, 2004.

b.

If Furniture Brands terminates Foy’s employment before the end of the Employment Period other than for Cause (as defined herein) or as a result of his death or Disability (as defined herein), or if Foy terminates his employment with Furniture Brands for Good Reason, then Furniture Brands will, until the end of the Employment Period (i) pay to Foy as and when normally payable his base salary as in effect on the date of termination and an amount equal to the annual bonus he would have received had he continued in the bonus plan at the participation level in effect on the date of termination, and (ii) subject to program eligibility requirements and continuation of programs by Furniture Brands, continue his participation in the benefit plans in which he was participating on the date of termination of employment. As used herein, the term “Cause” means (i) an act or acts of personal dishonesty taken by Foy and intended to result in his substantial personal enrichment at the expense of Furniture Brands, (ii) Foy’s violations of this Agreement or his employment obligations to Furniture Brands which are demonstrably willful on Foy’s part and which are not remedied within a reasonable period of time after receipt of written notice from Furniture Brands, or (iii) Foy’s conviction of a felony involving moral turpitude. As used herein, the term “Disability” means the incapacity to attend to and perform effectively one’s duties and responsibilities which continues for at least 26 weeks after its commencement, as determined by a physician selected by Furniture Brands.

    4.     Non-Competition.    During the period ending one year after receipt of the last of the payments provided for in Section 3 hereof, Foy shall not, without Furniture Brands’ prior written consent, directly or indirectly, own, control, finance, manage, operate, join or participate in the ownership, control, financing, management or operation of, or be connected as an employee, consultant or in any other capacity with, any business engaged in the manufacture or distribution of residential furniture in the United States. Nothing in this Section 4 shall, however, restrict Foy from making investments in other ventures which are not competitive with Furniture Brands, or restrict him from owning less than one percent (1%) of the outstanding securities of companies listed on a national stock exchange or actively traded in the “over-the-counter” market. In addition, if Furniture Brands terminates the Employment Period (other than for Cause) and Foy elects to forego the payments called for in Section 3 hereof, the provisions of this Section 4 shall not apply. Should any of the terms of this Section 4 be found to be unenforceable because they are over-broad in any respects then they shall be deemed amended to the extent, and only to the extent, necessary to render them enforceable.

    5.     Confidentiality.    During the Employment Period and at all times thereafter, Foy shall maintain the confidentiality of, and shall not disclose to any person (except as his duties as a Furniture Brands employee may require) any non-public information concerning Furniture Brands or its business.

    6.     Miscellaneous.    This Employment Agreement shall be binding upon and shall inure to the benefit of Foy’s heirs, executors, administrators and legal representatives, and shall be binding upon and inure to the benefit of Furniture Brands and its successors and assigns. This Agreement shall supersede and stand in place of any and all other agreements between Foy and Furniture Brands or any of its subsidiaries regarding severance pay and/or any and all severance pay benefits pursuant to any Furniture Brands plan or practice, and in particular supersedes that Employment Agreement dated April 29, 1997 between Foy and Action Industries, Inc. This Employment Agreement shall take effect as of the day and year first above set forth, and the laws of the State of Missouri shall govern its validity, interpretation, construction and performance.

    7.     Indemnification.    In the event either party hereto is required to pursue litigation against the other party to enforce his or its rights hereunder, the prevailing party in any such litigation shall be entitled to reimbursement of the costs and expenses of such litigation, including attorney’s fees.

    8.     Waivers.    In consideration of the undertakings of Furniture Brands set forth in this Agreement, Foy hereby irrevocably waives and forever releases any and all claims and causes of action of any nature whatsoever Foy has or may have against Furniture Brands or any of its officers, directors, employees or agents arising out of the negotiation, execution, delivery or terms of this Agreement, including, without limitation, any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §21 et seq., and any state or local law relating to age discrimination.

    9.     Entire Agreement.    This Agreement contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

        IN WITNESS WHEREOF,   the parties hereto have each executed this Agreement the date set forth below.

FURNITURE BRANDS INTERNATIONAL, INC.

By: /s/ Wilbert G. Holliman
Chairman of the Board

JOHN T. FOY

By: /s/ John T. Foy